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                                                                   Exhibit 77)C

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Matters Submitted to a Vote of Shareholders

A Special Meeting of the Shareholders of TimesSquare VP S&P 500 Index Fund (the "Fund") was held on Thursday, April 27, 2005 at 8:30 a.m., Eastern Time.

Shareholders of the Fund voted to approve the Agreement and Plan of Reorganization with the Dreyfus Stock Index Fund, Inc.:

          For                  Against

       11,148,792               98,231


No other business was transacted at the meeting.